Exhibit 99.1

Tom Liston Chief Financial Officer 480-629-7620

Debra Ford Director of Investor Relations 480-629-7619

Whitney Stewart Director of Marketing & Outreach 480-629-7686

eFunds Reports First Quarter 2003 Results

- First quarter net revenue of $130.5 million -

- First quarter GAAP earnings of $0.10 per diluted share -

Scottsdale, ARIZONA, April 30, 2003 — eFunds Corporation (NASDAQ: EFDS), a leading provider of electronic payment, ATM management, risk management, and outsourcing solutions, today reported net revenue of $130.5 million and net income of $4.6 million, or diluted earnings per share of $0.10, for the three months ended March 31, 2003. In comparison, eFunds reported net revenue of $134.0 million and net income of $8.5 million, or $0.18 per diluted share, in the first quarter of 2002.

“Overall, we are pleased with our results this quarter,” said Paul F. Walsh, Chairman and Chief Executive Officer. “Our business segments performed in accordance with our expectations in terms of revenue and operating profit. Electronic Payments, Decision Support and Risk Management and Professional Services each delivered solid operating performance, in spite of a challenging operating environment in which contract expirations and pricing concessions impacted top line revenue growth. Our ATM segment showed notable operating performance improvement, primarily due to the favorable impact of higher equipment sales and improved operating efficiencies compared to the first quarter of 2002.”

“During the first quarter, we continued our efforts to build a base for future growth by executing a number of new agreements and renewing key business contracts. We signed a new agreement with the National Bank of Arizona for ACH services; we renewed and extended our EFT processing agreement with the CO-OP Network; Kohl’s Corporation renewed its agreement for our SCANSM services and the PULSE Association selected our CONNEXTM processing and settlement software to support its network switch operation. In addition, we won a number of new outsourcing contracts from financial services companies. These agreements, combined with the cost savings realized during the quarter, provide support for our belief that the Company is on track to meet its stated goals for 2003.”

First Quarter Performance

First quarter 2003 net revenue decreased $3.5 million, or 3 percent, to $130.5 million compared to net revenue of $134.0 million reported in the first quarter 2002. The decrease in revenue is primarily due to the 2002 expiration of the STAR, EMEVS and an EBT contract in the electronic payments segment and lower software license sales in the professional services segment in the first quarter of 2003 as compared to the same quarter in 2002. Increased revenue derived from ATM acquisitions completed in 2002 somewhat offset these declines. The Company’s ATM segment continued to account for a growing portion of its revenue mix, rising to 26 percent of total net revenue in the first quarter of 2003, compared to 15 percent of total net revenue in the first quarter of 2002.

Operating income for the first quarter of 2003 was $6.6 million compared to operating income of $12.5 million reported in the first quarter of 2002. Operating margin for the first quarter was 5 percent of revenue, compared to 9.3 percent of revenue last year. The decrease in operating income and margin is primarily due to the reduction in software sales during the current quarter and the increase in lower margin revenue provided by the ATM business, the loss of revenue from certain contracts discussed above and increased consulting fees in the first quarter of 2003.

In the first quarter of 2003, total operating expenses increased $2.5 million to $124.0 million compared to $121.5 million during the same quarter in 2002, due in part to a $4.9 million increase in processing, communication and service costs associated with ATM acquisitions and a $2.3 million increase in other operating costs, primarily due to increased fees for professional services. Offsetting these items was the favorable impact of approximately $4.1 million in lower employee costs in the first quarter of 2003 compared to the same quarter last year.

Forward Looking Statements

The Company reaffirmed its guidance for 2003, noting that it continued to expect that full year revenue and diluted earnings per share in 2003 will be in line with its 2002 reported results.

“As we stated last quarter, we see 2003 as a transition year in which we will focus on building the long-term future of our Company,” stated Walsh. “Our management team remains intensely focused on meeting the needs of our customers, managing our costs and improving the effectiveness and efficiency of our business.”

Conference Call

eFunds will hold a one-hour conference call today at 10:00 AM ET to discuss the Company’s first quarter 2003 financial performance. Paul Walsh, Chairman and CEO and Thomas Liston, Chief Financial Officer will host the call. The conference call will be open to the public and can be accessed by calling 888-815-4294. This call will also be broadcast on the Company’s website at www.efunds.com. Interested parties are encouraged to click on the webcast link 10-15 minutes prior to the start of the conference call.

A replay of the call will be available approximately 2 hours after the call and will continue through midnight ET on May 7, 2003. The replay can be accessed by dialing 800-642-1687 (in the U.S.) or 706-645-9291 (internationally) and entering reservation #9753015 or can be accessed via the investor relations page on the Company’s website, www.efunds.com.

About eFunds

Headquartered in Scottsdale, Ariz., eFunds Corporation (Nasdaq: EFDS) is an industry leader with nearly 30 years of experience and expertise in electronic payments. eFunds provides electronic transaction processing, ATM solutions, risk management, professional and outsourcing services to financial institutions, electronic funds transfer networks, government agencies and retailers around the world.

Committed to providing excellent customer service and award-winning products, eFunds enables its clients to reduce transaction and infrastructure costs, detect potential fraud and enhance relationships with their customers. eFunds is one of the largest third-party processors of electronic funds transfer (EFT), is the largest non-bank deployer of ATMs in North America, and is the provider of the world’s largest debit database. www.efunds.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Factors that could result in such a variation include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control, potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services, competitive factors, and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

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EFUNDS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,

(in thousands, except per share amounts)	2003		2002

Net revenue	$130,528	100.0%	$133,997	100.0%

Operating expenses
Processing, communication and service costs	55,706	42.7%	50,787	37.9%
Employee costs	46,929	36.0%	51,018	38.1%
Depreciation and amortization	8,789	6.7%	9,542	7.1%
Other operating costs	12,527	9.6%	10,192	7.6%

Total operating expenses	123,951	95.0%	121,539	90.7%
Income from operations	6,577	5.0%	12,458	9.3%
Other income — net	244	0.2%	402	0.3%

Income before income taxes	6,821	5.2%	12,860	9.6%
Provision for income taxes	(2,189)	-1.7%	(4,334)	-3.2%

Net income	$4,632	3.5%	$8,526	6.4%

Shares Outstanding
Weighted average shares outstanding	46,703		46,473

Weighted average shares and potential dilutive shares outstanding	46,713		47,806

Earnings per Share
Basic	$0.10		$0.18

Diluted	$0.10		$0.18

EFUNDS CORPORATION
CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31,	December 31,
	2003	2002

(dollars in thousands)
Current Assets:
Cash and cash equivalents	$137,636	$119,487
Deposits subject to compensating balance arrangement	152	1,133
Restricted custodial cash	2,667	3,046
Accounts receivable — net	71,281	59,311
Other current assets	28,819	29,445
Assets held for sale	1,372	13,310

Total current assets	241,927	225,732

Property and equipment — net	49,189	50,764
Long-term investments	3,676	3,758
Intangibles — net and other non-current assets	175,402	179,164

Total assets	$470,194	$459,418

Current Liabilities:
Accounts payable	$28,601	$32,598
Accrued liabilities	47,765	34,360
Accrued contract losses	6,575	7,578
Long-term debt due within one year	1,138	1,401

Total current liabilities	84,079	75,937

Long-term debt	1,091	1,338
Other long-term liabilities	16,329	18,623

Total liabilities	101,499	95,898

Stockholders’ Equity:
Preferred stock $.01 par value; 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock $.01 par value (authorized: 250,000,000 shares; issued and outstanding: 46,749,608 at March 31, 2003 and 46,702,496 at December 31, 2002)	468	467
Additional paid-in capital	411,725	411,451
Accumulated deficit	(41,863)	(46,495)
Accumulated other comprehensive loss	(1,635)	(1,903)

Stockholders’ equity	368,695	363,520

Total liabilities and stockholders’ equity	$470,194	$459,418

EFUNDS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,

(in thousands)	2003	2002

Cash Flows from Operating Activities:
Net income	$4,632	$8,526
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	3,686	4,843
Amortization of intangibles	5,103	4,699
Loss on impairment or disposals of property, equipment and intangibles	255	106
Changes in assets and liabilities
Restricted custodial cash	379	(2,715)
Accounts receivable	(11,970)	2,301
Accounts payable	(3,997)	4,432
Other assets and liabilities	12,728	(4,300)

Net cash provided by operating activities	10,816	17,892

Cash Flows from Investing Activities:
Capital expenditures	(4,370)	(5,372)
Acquisitions	—	(11,444)
Proceeds from sale of property and equipment	11,938	—
Other	—	26

Net cash provided by (used in) investing activities	7,568	(16,790)

Cash Flows from Financing Activities:
Payments on long-term debt	(510)	(787)
Issuance of common stock	275	2,136

Net cash (used in) provided by financing activities	(235)	1,349

Net increase in cash and cash equivalents	18,149	2,451
Cash and cash equivalents at beginning of period	119,487	101,871

Cash and cash equivalents at end of period	$137,636	$104,322

EFUNDS CORPORATION
SEGMENT SUMMARY DATA
(Unaudited)

	Three Months Ended
	March 31,		Change

(in thousands)	2003	2002	$	%

Net Revenue:
Electronic payments	$37,897	$46,507	(8,610)	-19%
ATM management services	33,827	20,640	13,187	64%
Decision support and risk management	36,202	37,325	(1,123)	-3%
Professional services	22,602	29,525	(6,923)	-23%

Total net revenue	130,528	133,997	(3,469)	-3%

Operating Expenses:
Electronic payments	32,250	34,161	(1,911)	-6%
ATM management services	31,961	20,354	11,607	57%
Decision support and risk management	25,254	31,678	(6,424)	-20%
Professional services	18,131	21,456	(3,325)	-15%
Corporate	16,355	13,890	2,465	18%

Total operating expenses	123,951	121,539	2,412	2%

Income from operations:
Electronic payments	5,647	12,346	(6,699)	-54%
ATM management services	1,866	286	1,580	552%
Decision support and risk management	10,948	5,647	5,301	94%
Professional services	4,471	8,069	(3,598)	-45%
Corporate	(16,355)	(13,890)	(2,465)	18%

Income from operations	$6,577	$12,458	(5,881)	-47%